Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Kathleen Skarvan
Chief Executive Officer
Electromed, Inc.
952-758-9299
kskarvan@electromed.com

ELECTROMED, INC. REPORTS FISCAL YEAR 2013 FOURTH QUARTER AND YEAR END RESULTS

New Prague, Minnesota – September 25, 2013 – Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the 2013 fourth quarter and fiscal year, ended June 30, 2013.

Fourth Quarter Results

Net revenues for the fiscal 2013 fourth quarter were $4.0 million, compared with net revenues of $4.6 million for the same period last year. Net loss for the quarter was $416,000, or ($0.05) per basic and diluted share, compared to net loss of approximately $179,000, or $(0.02) per basic and diluted share, for the comparable fiscal 2012 period. Although the number of prescriptions for the Company’s SmartVest® Airway Clearance System was relatively flat in the fourth quarter of fiscal 2013, revenue was impacted negatively by reimbursement factors. The Company experienced a decrease in home care revenue primarily due to downward pressure on reimbursement as well as an increase in the length of time for reimbursement approval. The decrease in home care revenue was partially offset by an increase in international revenue of approximately $108,000 and an increase in government and institutional revenue of approximately $129,000.

Gross profit decreased to $2.7 million for the fiscal 2013 fourth quarter, or 66.5 percent of net revenue, compared to gross profit of $3.2 million, or 70.4 percent of net revenue, for the fiscal 2012 fourth quarter. The decrease in gross profit percentage was primarily the result of reduced leverage of manufacturing costs on lower revenue levels only partially offset by cost efficiencies implemented. The decrease in gross profit was also affected by factors such as diagnoses that are not assured of reimbursement and insurance programs with lower allowable reimbursement amounts (for example, state Medicaid programs), which affected average reimbursement received. These factors tend to fluctuate due to the appeals process.

Operating expenses, which consist of selling, general, and administrative expenses and research and development expenses, were $3.1 million for the fiscal 2013 fourth quarter, a decrease from $3.4 million in the prior-year period. The decrease in fiscal 2013 was primarily due to severance and certain other one-time expenses in the fourth quarter of fiscal 2012 of approximately $225,000 related to the retirement of a former officer.

“Although we were not satisfied with our 2013 fiscal fourth quarter revenue compared to a year ago, we were pleased that our revenue quarter over quarter increased by $820,000 due to improved capacity in our reimbursement team and progress on completing new contracts after one of our largest domestic third party payers decentralized its contracting process to over 50 affiliates,” said Chief Executive Officer, Kathleen Skarvan.

Electromed, Inc.

Results for the Three and Twelve-Month Periods Ended June 30, 2013

“Additionally, we recently resolved lawsuits initiated on December 7, 2012 with a certain shareholder and with the former Chief Executive Officer,” added Skarvan. “Putting this matter behind us is positive for our shareholders and we expect decreases in our legal fees in subsequent quarters.”

Full-Year Results

Net revenues for fiscal 2013 totaled $15.1 million, compared to $19.5 million for the previous year. Net loss was $1.3 million, or ($0.16) per basic and diluted share, compared to net income of $187,000, or $0.02 per basic and diluted share, in fiscal 2012. Our home care revenue decreased by 28.2 percent, or approximately $5,067,000, in fiscal 2013 compared to fiscal 2012. The decrease in revenue was primarily in home care and was caused by downward pressure on pricing and added administrative procedures implemented by third party payers in the insurance claims process which has lengthened the approval process compared to the prior year. Additionally, one of the largest domestic third party payers has decentralized its contracting process. The decentralization has required additional time to complete the necessary reimbursement contracts with individual affiliates to maintain our national coverage with that payer. Certain contracts have been resolved during the year, although the final completion of this process will extend into fiscal year 2014. The decrease in home care revenue was partially offset by an increase in international revenue of approximately $235,000 and an increase in government and institutional revenue of approximately $412,000.

Gross profit decreased to $10.5 million for the 2013 fiscal year, or 69.2 percent of net revenue, compared to gross profit of $14.1 million, or 72.5 percent of net revenue, for fiscal 2012.

Operating expenses, which consist of selling, general, and administrative expenses and research and development expenses, were $12.3 million for fiscal 2013, a decrease of 9.3 percent over operating expenses in the prior year.

Balance Sheet and Cash Flow Overview

Total cash and cash equivalents were $504,000 as of June 30, 2013, compared to total cash and cash equivalents of approximately $1.7 million at the same time last year. For the year ended June 30, 2013, cash used in financing activities was approximately $2,022,000, consisting primarily of payments on our line of credit and principal payments on long-term debt and capital lease obligations. Electromed’s operating activities provided approximately $1.9 million of cash during fiscal 2013. This was driven primarily by improvements in cash collections and inventory management which decreased the Company’s accounts receivable and inventory by $1.8 million and $1.0 million, respectively. In addition to existing cash and cash equivalents, the Company had $2.3 million unused and available under its line of credit as of June 30, 2013.

“We are making good progress toward returning Electromed to historical profitability in the coming quarters despite continued downward pressure on reimbursement rates and the length of time for reimbursement approval,” Skarvan said. “We are particularly pleased with the improvement in the quality of patient referrals, and results indicating that our referral to approval ratio is trending positively.”

Electromed, Inc.

Results for the Three and Twelve-Month Periods Ended June 30, 2013

“While fiscal 2013 international and institutional/government sales increased 40 percent, this increase did not overcome the decrease in home care revenue,” added Skarvan. “Despite the lower sales our cash position is strong with over $500,000 in cash and $2.25 million available on our line of credit. This provides us the funds to implement key initiatives for growth. We believe we have made great progress positioning the Company to take advantage of future growth opportunities providing airway clearance technologies that help people around the world breathe better and lead active and fulfilling lives. We achieve this through innovative products, as well as patient advocacy and care with our patient-first commitment.”

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s plans and expectations regarding sales momentum, sales growth, patient referrals and approvals, cash position, profitability, cost control and contract completion. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, changes to the amount and quality of patient referrals as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	June 30,
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$503,564	$1,702,435
Accounts receivable (net of allowances for doubtful accounts of $45,000)	9,014,043	10,850,859
Inventories	1,379,594	2,392,416
Prepaid expenses and other current assets	428,843	359,583
Income tax receivable	538,285	340,744
Deferred income taxes	557,000	656,000
Total current assets	12,421,329	16,302,037
Property and equipment, net	3,743,675	3,170,014
Finite-life intangible assets, net	1,080,734	1,174,033
Other assets	310,089	274,940
Total assets	$17,555,827	$20,921,024

Liabilities and Equity
Current Liabilities
Revolving line of credit	$—	$1,768,128
Current maturities of long-term debt	57,540	254,020
Accounts payable	643,681	749,985
Accrued compensation	565,023	636,995
Warranty reserve	680,000	610,000
Other accrued liabilities	247,267	151,558
Total current liabilities	2,193,511	4,170,686
Long-term debt, less current maturities	1,332,455	1,390,003
Deferred income taxes	103,000	280,000
Total liabilities	3,628,966	5,840,689

Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,114,252 issued and outstanding	81,143	81,143
Additional paid-in capital	13,134,938	12,959,136
Retained earnings	710,780	2,040,056
Total equity	13,926,861	15,080,335
Total liabilities and equity	$17,555,827	$20,921,024

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30 ,		For the Twelve Months Ended June 30 ,
	2013	2012	2013	2012

Net revenues	$4,018,232	$4,580,877	$15,104,422	$19,524,489
Cost of revenues	1,346,224	1,354,833	4,655,372	5,379,410
Gross profit	2,672,008	3,226,044	10,449,050	14,145,079

Operating expenses
Selling, general and administrative	2,822,334	3,182,977	11,673,068	12,617,973
Research and development	291,475	215,114	603,375	920,769
Total operating expenses	3,113,809	3,398,091	12,276,443	13,538,742
Operating income (loss)	(441,801)	(172,047)	(1,827,393)	660,337
Interest expense, net of interest income	25,210	38,538	116,883	168,731
Net income (loss) before income taxes	(467,011)	(210,585)	(1,944,276)	437,606

Income tax benefit (expense)	51,000	32,000	615,000	(251,000)
Net income (loss)	$(416,011)	$178,585	$(1,329,276)	$186,606

Earnings (loss) per share:
Basic and Diluted	$(0.05)	$(0.02)	$(0.16)	$0.02

Weighted-average common shares outstanding:
Basic	8,114,252	8,114,252	8,114,252	8,107,723
Diluted	8,114,252	8,114,252	8,114,252	8,113,175

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

	Years Ended June 30,
	2013	2012
Cash Flows From Operating Activities
Net income (loss)	$(1,329,276)	$186,606
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	459,817	408,630
Amortization of finite-life intangible assets	130,047	123,996
Amortization of debt issuance costs	11,006	12,824
Share-based compensation expense	175,802	135,605
Deferred income taxes	(78,000)	179,000
Loss on disposal of property and equipment	48,428	47,906
Changes in operating assets and liabilities:
Accounts receivable	1,836,816	(1,257,754)
Inventories	1,012,822	(536,459)
Prepaid expenses and other assets	(312,956)	(413,557)
Accounts payable and accrued liabilities	(77,849)	(58,574)
Net cash provided by (used in) operating activities	1,876,657	(1,171,777)

Cash Flows From Investing Activities
Expenditures for property and equipment	(1,016,624)	(791,550)
Expenditures for finite-life intangible assets	(36,748)	(62,201)
Proceeds on sale of fixed assets	—	5,000
Net cash used in investing activities	(1,053,372)	(848,751)

Cash Flows From Financing Activities
Net payments on revolving line of credit	(1,768,128)	—
Principal payments on long-term debt including capital lease obligations	(254,028)	(409,264)
Payments of deferred financing fees	—	(11,313)
Proceeds from option/warrants exercises	—	29,301
Proceeds from subscription notes receivable	—	22,500
Net cash used in financing activities	(2,022,156)	(368,776)
Net decrease in cash and cash equivalents	(1,198,871)	(2,389,304)
Cash and cash equivalents
Beginning of period	1,702,435	4,091,739
End of period	$503,564	$1,702,435

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